Exhibit 10.1

EMPLOYMENT AGREEMENT

AGREEMENT dated as of the 18th day of February, 2009, by and among Sahara Media Holdings, Inc., a Delaware corporation with its principal office at 81 Greene Street, 4th Floor, New York, New York 10012 (the “Company”), and Philmore Anderson IV, an individual (“Executive”).

W I T N E S S E T H:

WHEREAS, the Company desires to engage Executive to serve at its chief executive officer on and subject to the terms of this Agreement;

NOW, THEREFORE, in consideration of the mutual promises set forth in this Agreement, the parties agree as follows:

1. Employment and Duties.

(a) Subject to the terms and conditions hereinafter set forth, the Company hereby employs Executive as chief executive officer, during the Term, as hereinafter defined.  As chief executive officer of the Company, Executive shall have the duties and responsibilities associated with the chief executive officer of a public corporation.  Executive shall also perform such other duties and responsibilities as may be determined by the Company’s board of directors (the “Board”), as long as such duties and responsibilities are consistent with those of the Company’s chief executive officer.

(b) The term of Executive’s employment under this Agreement shall commence as of February 18, 2009 (the “Commencement Date”) and shall continue for 36 months, unless earlier terminated in accordance with Section 5 hereof. The period commencing as of the Commencement Date and ending 36 months thereafter, subject to earlier termination pursuant to Section 5 hereof, is referred to herein as the “Term.”

2. Executive’s Performance.  Executive hereby accepts the employment contemplated by this Agreement. During the Term, Executive shall perform his duties diligently, in good faith and in a manner consistent with the best interests of the Company, and shall devote substantially all of his business time to the performance of his duties under this Agreement.  In the course of his employment, Executive shall comply with all policies, including Codes of Ethics, that are applicable to the Company’s officers in general and chief executive officer, in particular.

3. Compensation and Other Benefits.

(a) Within five business days of the Commencement Date, the Company shall pay Executive a cash signing bonus of $155,000.

(b) For his services during the Term, the Company shall pay Executive a fixed annual salary equal to $300,000 during the first year of the Term, $325,000 during the second year of the Term, and $350,000 during the third year of the Term (“Salary”). Salary payments shall be payable monthly in arrears in accordance with the Company’s policy on executive compensation.

(c) During the Term, Executive shall be entitled to participate in all compensation and employee benefit plans and programs (including health insurance), and to receive all benefits and perquisites, which are approved by the Board and are generally made available to all salaried employees and executives (including Directors and Officers liability insurance). During the Term, the Company shall maintain key man life insurance on Executive, for which the Company shall be the beneficiary.

(d) During the Term, Executive shall be eligible for such bonus payments as shall be determined by the Board in its sole discretion.

(e) During the Term, Executive shall be entitled to paid vacation and holidays in accordance with the Company's normal personnel policies for salaried employees and executives, but not less than four (4) weeks of vacation per calendar year. Executive shall be entitled to no more than an aggregate of five (5) sick days and personal days per calendar year. Up to a maximum of one (1) week of unused vacation time will carry over to the following calendar year.

(f) As soon as practicable after the Commencement Date, the Company shall grant to the Executive an option (the “Option”) to purchase 3,000,000 shares of the Company’s common stock at an exercise price of $2.00 per share, which shall be granted pursuant to an option agreement between the Company and Executive which option agreement shall be in a form that is acceptable to the Company’s Board . In connection with the receipt of the Option, Executive makes the representations to the Company set forth on Appendix A hereto.

4. Reimbursement of Expenses.  The Company shall reimburse Executive, upon presentation of proper expense statements, for all authorized, ordinary and necessary out-of-pocket expenses reasonably incurred by Executive during the Term in connection with the performance of his services pursuant to this Agreement in accordance with the Company’s expense reimbursement policy.

5. Termination of Employment

(a) Executive may terminate Executive’s employment prior to the expiration of the Term upon thirty days’ prior written notice to the Company. The Company may terminate Executive's  employment prior to the expiration of the Term; provided, however, that if such termination is by the Company for any reason other than a Termination for Cause (as defined in Section 5(b) hereof), or if the termination by Executive is by reason of a change of control of the Company, or Executive becoming disabled while engaged in his activities as the chief executive officer of the Company, then (i) all unvested options, warrants and other equity grants shall vest immediately, (ii) Executive will be entitled to receive severance payments equal to the greater of (x) the balance of the Salary payable, and benefits to which Executive is entitled, under this Agreement for the balance of the Term (including health insurance), or (y) an amount equal to two and one-half (2.5) times the highest cash compensation (Salary plus bonus) paid to Executive during any 12 month period prior to the termination, which shall be paid no later than the last day of Executive’s employment, (iii) Executive shall be entitled to a continuation of health and other medical benefits and coverage at the cost and expense of the Company for a period of not less than 18 months, in consideration for all of which the parties hereto shall exchange mutual releases of claims, and (iv) the Executive shall sell or cause to be sold to the Company, and the Company shall purchase, all shares of issued and outstanding common stock of the Company beneficially owned by Executive or Philmore Anderson III (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for a purchase price per share that is the higher of (a) $1.50, or (b) the last reported closing price of the Company’s common stock on the OTC Bulletin Board or such other exchange or market that is the principal trading exchange or market for the Company’s common stock, as of the date of termination. The Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor will any payments hereunder be subject to offset in the event Executive does mitigate. In the event that the Executive’s employment terminates prior to the expiration of the Term due to any reason, earned but unpaid Salary as of the date of termination of employment shall be paid in full.

(b) For purposes of this Agreement, the term "Termination for Cause" means, a termination by reason of any of the following:

(i) Executive's material breach of the provisions of Section 6;

(ii) Executive's material and willful failure or refusal on more than one occasion (in each case, of which he is made aware in writing by the Company promptly and in no event more than seven days after such failure or refusal) to perform Executive's duties in accordance with Section 1 hereof, if there is a demonstrable adverse effect to the Company;

(iii) willful failure on more than one occasion by Executive (in each case, of which he is made aware in writing by the Company promptly and in no event more than seven days after such failure) to comply in any material respect with any reasonable written policies or directives of the Board; or

(iv) Executive is convicted of, or pleads guilty (or nolo contendre) to, any felony (but not any traffic or similar infraction) or crime involving fraud, misappropriation or embezzlement against the Company; provided, however, that (x) no conduct by Executive shall be deemed willful for purposes of this Section 5 if Executive believed in good faith that such conduct was in or not opposed to the best interests of the Company, and (y) Cause shall in no event be deemed to exist (1) with respect to clauses (i), (ii) and (iii) above, unless Executive shall have first received written notice from the Board advising Executive of the specific acts or omissions alleged to constitute a failure or breach giving rise expressly to Cause hereunder, and such failure or breach continues after Executive shall have had a reasonable opportunity (which shall be defined as a period of time consisting of at least 15 days from the date Executive receives said notice) to correct the acts or omissions so complained of, and (2) except upon a finding reflected in a resolution of the Board approved by at least 66% of the members of the Board, whose finding shall not be binding upon or entitled to any deference by any court, arbitrator or other decision-maker ruling on this Agreement, at a meeting to which Executive (and Executive’s counsel) shall be invited upon proper notice.

(c) For purposes of this Agreement, unless otherwise consented to in writing by Executive, Executive’s employment shall be deemed to have been terminated by the Company for a reason other than a Termination for Cause in the event of:

(i)  the material reduction of Executive’s title, authority, duties or responsibilities, or the assignment to Executive of duties materially inconsistent with Executive’s positions with the Company as stated in Section 1 hereof (including, without limitation, a failure of Executive to continue to be elected (after having been elected) to serve as a member of the Board);

(ii)  (A) a reduction in the Salary of Executive, or (B) without limiting the foregoing, any failure to pay the Salary to Executive in accordance with Section 3(b), if such failure is not cured by the Company within five days of notice of such failure (provided that the Company shall not have repeated rights to cure);

(iii)  the relocation of Executive’s office to more than 25 miles from New York County;

(iv)  the Company’s failure to pay Executive any amounts otherwise due hereunder or under any plan, policy, program, agreement, arrangement or other commitment of the Company if such failure is not cured by the Company within 15 days of notice of such failure;

(v)  the failure by the Company to obtain an agreement in form and substance reasonably satisfactory to Executive from any successor to the business of the Company to assume and agree to perform this Agreement; or

(vi)  any other material breach by the Company of this Agreement.

(d) For purposes of this Agreement, “a change of control of the Company” means the occurrence of one of the following:

(i)  a “person” or “group” within the meaning of Sections 13(d) and 14(d) of the Exchange Act, becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company (including options, warrants, rights and convertible and exchangeable securities) representing 25% or more of the combined voting power of the Company’s then outstanding securities in any one or more transactions;

(ii)  the approval of any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the operating assets of the Company, other than an internal restructuring of the Company;

(iii)  the approval of a merger or consolidation, or a transaction having a similar effect unless such merger, consolidation or similar transaction is with a subsidiary of the Company or with another company, a majority of whose outstanding capital stock is owned by the same persons or entities who own a majority of the Company’s outstanding common stock at such time, where (A) the Company is not the surviving corporation, (B) the majority of the common stock of the Company is no longer held by the stockholders of the Company immediately prior to the transaction, or (C) the Company’s common stock is converted into cash, securities or other property (other than the common stock of a company into which the Company is merged); or

(iv)  a majority of the members of the Board are not persons who (A) had been directors of the Company for at least the preceding 24 consecutive months or (B) when they initially were elected to the Board, (I) were nominated (if they were elected by the stockholders) or elected (if they were elected by the directors) with the affirmative vote of two-thirds of the directors who were Continuing Directors (as defined below) at the time of the nomination or election by the Board and (II) were not elected as a result of an actual or threatened solicitation of proxies or consents by a person other than the Board or an agreement intended to avoid or settle such a proxy solicitation (the directors described in clauses (A) and (B) being “Continuing Directors”).

(e) Upon the death of the Executive at any time during the Term, the Company shall purchase all issued and outstanding shares of common stock of the Company beneficially owned by Executive, Philmore Anderson III, Sahara Entertainment, LLC, BPA Associates, LLC and AG Unlimited (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for a purchase price per share that is the higher of (a) $1.50, or (b) the last reported closing price of the Company’s common stock on the OTC Bulletin Board or such other exchange or market that is the principal trading exchange or market for the Company’s common stock, as of the date of termination.

(f) If all, or any portion, of the payments provided under this Agreement, either alone or together with other payments and benefits which Executive receives or is entitled to receive from the Company or an affiliate, would constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) (whether or not under an existing plan, arrangement or other agreement) (each such parachute payment, a “Parachute Payment”), and would result in the imposition on the Executive of an excise tax under Section 4999 of the Code, then, in addition to any other benefits to which the Executive is entitled under this Agreement, the Executive shall be paid by the Company an amount in cash equal to the sum of the excise taxes payable by the Executive by reason of receiving Parachute Payments plus the amount necessary to put the Executive in the same after-tax position (taking into account any and all applicable federal, state and local excise, income or other taxes at the highest possible applicable rates on such Parachute Payments (including without limitation any payments under this Section 5) as if no excise taxes had been imposed with respect to Parachute Payments (the “Parachute Gross-up”).

6. Trade Secrets and Proprietary Information.

(a) Executive recognizes and acknowledges that the Company, through the expenditure of considerable time and money, has developed and will continue to develop in the future Confidential Information.  “Confidential Information” shall mean all information of a proprietary or confidential nature relating to Covered Persons, including, but not limited to, such Covered Person’s trade secrets or proprietary information, confidential know-how, and marketing, services, products, business, research and development activities, inventions and discoveries, whether or not patentable, and information concerning such Covered Person’s services, business, customer or client lists, proposed services, marketing strategy, pricing policies and the requirements of its clients and relationships with its lenders, suppliers, licensors, licensees and others with which a Covered Person has a business relationship, financial or other data, technical data or any other confidential or proprietary information possessed, owned or used by the Company, the disclosure of which could or does have a material adverse effect on the Company, its businesses, any business in which it proposes to engage.  Executive agrees that he will not at any time use or disclose to any person any Confidential Information relating to Company; provided, however, that nothing in this Section 6(a) shall be construed to prohibit Executive from using or disclosing such information if he can demonstrate that such information (i) was known to Executive prior to Executive becoming chief executive officer of the Company, (ii) became public knowledge other than by or as a result of disclosure by a person not having a right to make such disclosure or (iii) was disclosure that was authorized by the Company.  The term “Covered Person” shall include the Company, any subsidiaries and affiliates and any other person who provides information to the Company pursuant to a secrecy or non-disclosure agreement.

(b) In the event that any Confidential Information is required to be produced by Executive pursuant to legal process (including judicial process or governmental administrative subpoena), Executive shall give the Company notice of such legal process within a reasonable time, but not later than ten business days prior to the date such disclosure is to be made, unless Executive has received less notice, in which event Executive shall immediately notify the Company.  The Company shall have the right to object to any such disclosure, and if the Company objects (at the Company’s cost and expense) in a timely manner so that Executive is not subject to penalties for failure to make such disclosure, Executive shall not make any disclosure until there has been a court determination on the Company’s objections.  If disclosure is required by a court order, final beyond right of review, or if the Company does not object to the disclosure, Executive shall make disclosure only to the extent that disclosure is required by the court order, and Executive will exercise reasonable efforts at the Company’s expense, to obtain reliable assurance that confidential treatment will be accorded the Confidential Information.

(c) Executive shall, upon expiration or termination of the Term, or earlier at the request of the Company, turn over to the Company or destroy all documents, papers, computer disks or other material in Executive’s possession or under Executive’s control which may contain or be derived from Confidential Information.  To the extent that any Confidential Information is on Executive’s hard drive or other storage media, he shall, upon the request of the Company, cause either such information to be erased from his computer disks and all other storage media or otherwise take reasonable steps to maintain the confidential nature of the material.

(d) Executive further realizes that any trading in Company’s common stock or other securities or aiding or assisting others in trading in Company’s common stock or other securities, including disclosing any non-public information concerning Company or its affiliates to a person who uses such information in trading in the Company’s common stock or other securities, while in possession of material non-public information concerning the Company, may constitute a violation of federal and state securities laws.  Executive will not engage in any transactions involving the Company’s common stock or other securities while in the possession of material non-public information in a manner that would constitute a violation of federal and state securities laws.

(e) For the purposes of Sections 6, 7 and 8 of this Agreement, the term “Company” shall include the Company, and any subsidiaries and affiliates.

7. Covenant Not To Solicit or Compete.

(a) Executive hereby covenants and agrees that, the Executive will not, except in the course of his employment hereunder, during the Term and for a period of one year following the end of the Term, without the prior written consent of the Company, directly or indirectly, on his own behalf or in the service or on behalf of others, whether or not for compensation, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend the Executive's name or any similar name to, lend Executive's credit to or render services or advice to, any business whose products, services or activities complete in whole or in part with the products, services or activities of the Company anywhere within North America.

(b) Executive hereby covenants and agrees that, the Executive will not, during the Term and for a period of one year following the end of the Term, without the prior written consent of the Company, directly or indirectly, on his own behalf or in the service or on behalf of others, solicit, employ, or otherwise engage as an employee, independent contractor, or otherwise, any person who is or was an employee of the Company at any time during the Term or in any manner induce or attempt to induce any employee of the Company to terminate his employment with the Company; or (ii) interfere with the Company's relationship with any person, including any person who at any time during the Term was an employee, contractor, supplier, or customer of the Company.

(c) Executive hereby covenants and agrees that, the Executive will not, during the Term and for a period of six months following the end of the Term, disparage the Company or any of its shareholders, directors, officers, employees, or agents.

(d) Nothing in this Section 7 shall be construed to prohibit Executive from owning a passive, non-management interest of less than 5% in any public company that is engaged in activities prohibited by this Section 7.

8. Injunctive Relief. Executive agrees that his violation or threatened violation of any of the provisions of Sections 6 or 7 of this Agreement shall cause immediate and irreparable harm to the Company. In the event of any breach or threatened breach of any of said provisions, Executive consents to the entry of preliminary and permanent injunctions by a court of competent jurisdiction prohibiting Executive from any violation or threatened violation of such provisions and compelling Executive to comply with such provisions. This Section 8 shall not affect or limit, and the injunctive relief provided in this Section 8 shall be in addition to, any other remedies available to the Company at law or in equity or in arbitration for any such violation by Executive. The provisions of Sections 6, 7 and 8 of this Agreement shall survive any termination of this Agreement and Executive’s employment and consulting relationship pursuant to this Agreement.

9. Indemnification. The Company shall provide Executive with indemnification to the maximum extent permitted by the Company’s certificate of incorporation, by-laws and applicable law.

10. Representations by the Executive.  Executive represents, warrants, covenants and agrees that he has a right to enter into this Agreement, that he is not a party to any agreement or understanding, oral or written, which would prohibit performance of his obligations under this Agreement, and that he will not use in the performance of his obligations hereunder any proprietary information of any other party which he is legally prohibited from using.

11. Miscellaneous.

(a) Any notice, consent or communication required under the provisions of this Agreement shall be given in writing and sent or delivered by hand, overnight courier or messenger service, against a signed receipt or acknowledgment of receipt, or by registered or certified mail, return receipt requested, or telecopier or similar means of communication if receipt is acknowledged or if transmission is confirmed by mail as provided in this Section 11(a), to the parties at their respective addresses set forth at the beginning of this Agreement, with notice to the Company being sent to the attention of the individual who executed this Agreement on its behalf. Any party may, by like notice, change the person, address or telecopier number to which notice is to be sent.

(b) The validity, interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of New York.  In addition, the Executive and the Company irrevocably submit to the jurisdiction of the courts of the State of New York and the United States District Court sitting in New York County for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby.  Service of process in connection with any such suit, action or proceeding may be served on the Executive or the Company anywhere in the world by the same methods as is specified for the giving of notices under this Agreement.  The Executive and the Company irrevocably consent to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court.

(c) If any term, covenant or condition of this Agreement or the application thereof to any party or circumstance shall, to any extent, be determined to be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law, and any court or arbitrator having jurisdiction may reduce the scope of any provision of this Agreement, including the geographic and temporal restrictions set forth in Section 7 of this Agreement, so that it complies with applicable law.

(d) This Agreement constitutes the entire agreement of the Company and Executive as to the subject matter hereof, superseding all prior or contemporaneous written or oral understandings or agreements, including any and all previous employment agreements or understandings, all of which are hereby terminated, with respect to the subject matter covered in this Agreement. This Agreement may not be modified or amended, nor may any right be waived, except by a writing which expressly refers to this Agreement, states that it is intended to be a modification, amendment or waiver and is signed by both parties in the case of a modification or amendment or by the party granting the waiver. No course of conduct or dealing between the parties and no custom or trade usage shall be relied upon to vary the terms of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(e) No party shall have the right to assign or transfer any of its or his rights hereunder except that, subject to Section 5 of this Agreement, the Company’s rights and obligations may be assigned in connection with a merger of consolidation of the Company or a sale by the Company of all or substantially all of its business and assets.

(f) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, executors, administrators and permitted assigns.

(g) The headings in this Agreement are for convenience of reference only and shall not affect in any way the construction or interpretation of this Agreement.

(h) This Agreement may be executed in counterparts, each of which when so executed and delivered will be an original document, but both of which counterparts will together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SAHARA MEDIA HOLDINGS, INC.

By:	/s/ Philmore Anderson IV
Name: Philmore Anderson IV
Title: Chief Executive Officer

/s/ Philmore Anderson IV
Philmore Anderson IV

Appendix A

(a)           Executive Representation.  Executive understands that the Option and shares underlying the Option (the “Option Shares”) are each “restricted securities” and have not been registered under the Securities Act or qualified under any applicable state securities law by reason of their issuance in a transaction that does not require registration or qualification (based in part on the accuracy of the representations and warranties of Executive contained herein), and that such securities must be held indefinitely unless a subsequent disposition is registered under the Securities Act or any applicable state securities laws or is exempt from such registration.  Executive hereby agrees that the Company may insert the following or similar legend on the face of the certificates evidencing the Option and Option Shares, if required in compliance with federal and state securities laws:

“These securities have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) nor under the securities laws of any state.  They may not be sold, offered for sale, or hypothecated in the absence of a registration statement in effect with respect to the securities under such act or an opinion of counsel reasonably satisfactory to the company that such registration is not required pursuant to a valid exemption therefrom under the Securities Act.”

 (b)           No Distribution.  Executive is acquiring the Option and the Option Shares as principal for his own account, in the ordinary course of business, and not with a view to or for distributing or reselling such Option or Option Shares or any part thereof.  Executive has no present intention of distributing any of the Option or Option Shares and has no agreement or understanding, directly or indirectly, with any other individual, corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof), or other entity of any kind (each, a “Person”) regarding the distribution of such Option or Option Shares (this representation and warranty not limiting the right or intent to sell the Option or Option Shares  pursuant to a registration statement or otherwise in compliance with applicable federal and state securities laws).

(d)           Investor Status.  Executive is, and on each date on which he exercises any Warrant will be  an “Accredited Investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7), or (a)(8) under the Securities Act.  In general, an Accredited Investor is deemed to be an institution with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 jointly with their spouse.

(c)           Experience of Executive.  Executive, either alone or together with his representatives, has such knowledge, sophistication, and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment, and has so evaluated the merits and risks of such investment.  Executive is able to bear the economic risk of an investment in the Option and the Option Shares and, at the present time, is able to afford a complete loss of such investment.

(d)           General Solicitation.  Executive is not purchasing the Option or the Option Shares as a result of any advertisement, article, notice or other communication regarding the Option or the Option Shares published in any newspaper, magazine, or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

(e)            Access to Information.  Executive has reviewed the Company’s filings with the Securities and Exchange Commission (the “SEC Reports”) and neither the Company nor any of its representatives have made any other representations or warranties to Executive with respect to the Company except as contained herein or in the SEC Reports and on which Executive is relying.  Executive has also been afforded the opportunity to ask questions of, and receive answers from, the officers and/or directors of the Company concerning the terms and conditions of this offering and to obtain any additional information, to the extent that the Company possesses such information or can acquire it without unreasonable effort or expense, necessary to verify the accuracy of the information furnished; and has availed himself of such opportunity to the extent he considers appropriate in order to permit it to evaluate the merits and risks of an investment in the Option and the Option Shares.  Notwithstanding the foregoing, it is understood that Executive is purchasing the Option and the Option Shares without being furnished any prospectus setting forth all of the information that would be required to be furnished under the Securities Act.